Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-248506, and 333-249352 on Form S-3 and 333-132749, 333-173880, 333-188240, and 333-239453 on Form S-8 of our reports dated March 7, 2023, relating to the consolidated financial statements and financial statement schedule of Lincoln Educational Services Corporation and subsidiaries, and the effectiveness of Lincoln Educational Services Corporation and subsidiaries internal control over financial reporting, appearing in this Annual Report on Form 10-K of Lincoln Educational Services Corporation, for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP
Morristown, New Jersey
March 7, 2023